Exhibit 99.1

CERTRON CORPORATION ACQUIRES CYBRDI, INC.

FREDERICK, MD, February 14, 2005: Certron Corp (OTCBB: CRTN) today announced the closing of the merger of Certron Acquisition Corp., a wholly owned subsidiary of Certron Corporation, with and into Cybrdi, Inc. As a result of the merger, Cybrdi, Inc. is now a wholly owned subsidiary of Certron and the former Cybrdi shareholders will be issued approximately 47.3 million shares of Certron common stock, representing approximately 93.8% of the Common Stock of Certron Corporation. The shares are being issued in exchange for all of the issued and outstanding Common Stock of Cybrdi. Certron Corporation will be filing amended Articles of Incorporation with the California Secretary of State to change its name to Cybrdi.

Also in connection with the merger, all of Certron's officers and directors have resigned and Yanbiao Bai, the chief executive officer of Cybri, has assumed the role of chief executive officer and director of Certron. Other vacancies on the Board of Directors and other positions within the company will be filled by officers and directors of Cybrdi.

Cybrdi conducts operations in both China and the United States. Most of its Chinese operations are conducted through its 80% ownership interest in a Chinese joint venture. Cybrdi, Inc. manufactures both human and animal tissue micro-arrays for a wide variety of scientific uses, such as drug discovery and development. Its U.S. office is located in Frederick, Maryland and the main office of its Chinese joint venture is located in Shaanxi, China, a suburb of Shanghai.

Mr. Bai expressed great pleasure in completing the transaction and remarked:
"The merger of Cybrdi and Certron will give Cybrdi access to the U.S. public equities market and permit prospective investors to benefit from both our advances in the bio-tech industry and the ever expanding Chinese market".

This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. This release contains certain "forward-looking statements and information" (as defined in the Private Securities Litigation Reform Act of 1995). Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Certron's filings with the Securities and Exchange Commission.